77.C) Matters submitted to a vote of security holders

CLOUGH GLOBAL ALLOCATION FUND

SPECIAL MEETING OF SHAREHOLDERS

SEPTEMBER 8, 2005

A special meeting of the common and preferred shareholders of the Clough Global Allocation Fund was held on September 8, 2005, for the purpose of electing three trustees to the Fund. The election was passed by the required majority of shareholders of the Clough Global Allocation Fund.  Including votes from both common and preferred shareholders, 9,748,102 shares were voted for the proposed trustees, 0 shares were voted against the proposed trustees, 105,943 shares abstained from voting, and 29,405 shares were withheld.

Proposal:  To elect the following trustees to the Board

Adam D. Crescenzi

John F. Mee

Jerry G. Rutledge

Shares Voted FOR Proposal:

# of votes:  9,748,102.00

% of total record date shares:  98.65%

Shares Voted AGAINST Proposal:

# of votes:  0.00

% of total record date shares:  0.00%

Shares ABSTAINED from Voting:

# of votes:  105,943.00

% of record date shares:  1.07%

Shares Withheld:

A. Crescenzi: 2,513.00

J. Mee: 15,384.00

J. Rutledge: 11,508.00

Total: 29,405.00